CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Gentor Resources, Inc.
Virginia City, Montana


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2006, relating to the financial statements of Gentor Resources Inc which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


BDO Dunwoody LLP

Chartered Accountants

Toronto, Ontario
May 1, 2006